EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on January 27, 2011 (the “Effective Date”) by and between FYODOR PETRENKO, an individual resident of the State of New Jersey (“Executive”), and WES CONSULTING, INC., a Florida corporation (the “Company”).  Each of the Executive and the Company is at times referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), by and among the Company, Web Merchants, Inc., a Delaware corporation (“WMI”), the Executive, and Dmitrii Spetetchii, the Executive will sell his all of his shares of common stock of WMI to the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company desires to employ the Executive as a Vice President of the Company and the President of WMI, a wholly owned subsidiary of the Company, effective as of the Closing Date (as such term is defined in the Purchase Agreement), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.           Employment. Executive will serve as an Executive Vice President of the Company and as President of WMI, a wholly owned subsidiary of the Company, for the Employment Term specified in Section 2 below. Executive will report to the Board of Directors of the Company (the “Board”), and Executive will render such services, consistent with the foregoing role, as the Board may from time to time direct (the “Duties”).

2.           Term. The employment of Executive pursuant to this Agreement shall commence on the Closing Date and shall continue through the end of the calendar year (the “Employment Term”), unless earlier terminated as provided in this Agreement. The Employment Term shall automatically be extended for additional one-year (1) periods commencing on January 1st of each year and continuing each year thereafter, unless earlier terminated as provided in this Agreement, or either Executive or the Company gives the other written notice, in accordance with Section 15(a) at least sixty (60) days prior to the then scheduled expiration of the Employment Term, of such Party’s intention not to extend the Employment Term.

3.           Salary. As compensation for the services rendered by Executive under this Agreement, the Company shall pay to Executive an initial base salary equal to $150,000.00 per year (the “Base Salary”) for calendar year 2011, payable to Executive in accordance with the Company’s customary payroll practices. The Base Salary shall be subject to adjustment by the Board but may not be decreased unless it is part of a documented strategic measure required by the Company to meet deteriorating financial or economic conditions.

4.           Bonus. In addition to his Base Salary, Executive shall be entitled to participate in the Company’s executive bonus program. Bonuses shall be paid in accordance with the guidelines set forth under the bonus program adopted by the Board as such program may be adopted in the future.

5.           Executive Benefits.

(a)          Employee and Executive Benefits. Executive will be entitled to receive all benefits provided to senior executives, executives and employees of the Company generally, provided that in respect to each such plan Executive is otherwise eligible and insurable in accordance with the terms of such plans and applicable law.

(b)         PTO. Executive shall be entitled to Paid Time Off and holidays in accordance with the existing policies of the Company, as the same may be amended from time to time.

(c)         Relocation. Executive shall be entitled to relocation assistance to move his residence to the Metro-Atlanta, Georgia area in the form of (i) reimbursement of moving expenses of up to $5,000, and (ii) a monthly payment in the amount equal to the cost of maintaining the Executive’s prior residence for the lesser of (A) three (3) months, or (B) the end of any contractual requirement to maintain the residence by the Executive.

6.           Severance Benefits.

(a)          Required Termination Notice. Either the majority vote of the Board of Directors or Executive may terminate this Agreement and Executive’s employment at any time, with or without Business Reasons (as defined in Section 13(a) below), in its or his sole discretion, upon sixty (60) days’ prior written notice of termination.

(b)          Involuntary Termination. If, at any time during the term of this Agreement, other than following a Change in Control to which Section 6(c) applies, a majority vote of the Board of Directors terminates the employment of Executive without Business Reasons or a Constructive Termination occurs, then Executive shall be entitled to receive the following:

(i)            salary and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Termination Date plus continued salary for a period of nine (9) months following the Termination Date, payable in accordance with the Company’s regular payroll schedule as in effect from time to time;

(ii)           an amount equal to the average of the bonuses paid to Executive during the two (2) preceding fiscal years or, if no bonuses were paid during such period, an amount equal to Executive’s then current annual target bonus for the fiscal year in which the termination occurs, which shall be payable within thirty (30) days of such termination of employment;

(iii)           acceleration of vesting of all outstanding stock options and other equity arrangements (including, but not limited to, restricted stock, stock appreciation rights, and other equity incentives) subject to vesting and held by Executive subject to this provision; provided, however, that the acceleration shall not cover more than two (2) years from the Termination Date (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for ninety (90) days following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier);

(iv)          to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive, Executive’s spouse and any dependent children, at Executive’s cost, for the period required by law after the Termination Date, provided that the Executive makes the appropriate election and payments; and

(v)           no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available to Executive under Section 6(c) in the case of a termination following a Change in Control.

(c)          Change in Control. If at any time during the term of this Agreement a “Change in Control” occurs (as defined below), and the Company terminates the employment of Executive without Business Reasons or a Constructive Termination occurs within the three (3) months prior to or eighteen (18) months following the date of the Change in Control, then Executive shall be entitled to receive the following:

(i)            salary and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Termination Date plus an amount equal to eighteen (18) months of Executive’s salary as then in effect, payable immediately upon the Termination Date;

(ii)            an amount equal to the greater of the average of the bonuses paid to Executive during the two (2) preceding fiscal years or Executive’s then current annual target bonus for the fiscal year in which the termination occurs, which shall be payable within thirty (30) days of such termination of employment;

(iii)           acceleration of vesting of all outstanding stock options and other equity arrangements (including, but not limited to, restricted stock, stock appreciation rights, and other equity incentives) subject to vesting and held by Executive subject to this provision; provided, however, that the acceleration shall not cover more than two (2) years from the Termination Date (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for ninety (90) days following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier);

(iv)          to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive, Executive’s spouse and any dependent children, at Executive’s cost, for a period of eighteen (18) months after the Termination Date, subject to such extensions as may be available under federal law;  and

(v)            no other compensation, severance or other benefits.

(d)         Limitation on Parachute Payments. The Executive’s severance payments and other benefits to be received in connection with a Change in Control under this Agreement or otherwise (commonly referred to collectively as “parachute payments”) are capped at no more than three (3) times his average annual compensation for the previous five (5) years to the extent necessary for him not to incur excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and for the Company not to have its deduction limited under Section 280G of the Code. In the event that the parachute payments to be received by the Executive need to be reduced to comply with the foregoing limitation, the Company shall determine which parachute payments shall be reduced and the extent of each reduction, each in a manner that will not cause a violation of Section 409A of the Code.  If it is subsequently determined that the parachute payments actually received by the Executive exceed the foregoing limitation, then the Executive shall have an obligation to pay the Company upon demand an amount equal to the excess.

(e)          Termination for Disability. If, at any time during the term of this Agreement, other than following a Change in Control to which Section 6(c) applies, Executive shall become unable to perform his Duties as an employee as a result of incapacity, which gives rise to termination of employment for Disability, then Executive shall be entitled to receive the following:

(i)            salary and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Termination Date plus continued salary for a period of eighteen (18) months following the Termination Date, payable in accordance with the Company’s regular payroll schedule as in effect from time to time;

(ii)            an amount equal to the annual target bonus for the fiscal year in which the Termination Date occurs (plus any unpaid bonus from the prior fiscal year), to be paid no later than two and a half months following the close of the fiscal year in which the termination occurs;

(iii)           acceleration in full of vesting of all outstanding stock options held by Executive subject to the provision, however, that the acceleration shall not cover more than two (2) years from the Termination Date (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for one (1) year following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier);

(iv)           to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive, Executive’s spouse and any dependent children, at Executive’s cost, for a period of eighteen (18) months after the Termination Date, subject to such extensions as may be available for election under federal law; and

(v)           no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available to Executive under Section 6(c) in the case of a termination prior to or following a Change in Control.

(f)          Voluntary Termination or Involuntary Termination for Business Reasons. If (A) Executive voluntarily terminates his employment (other than in the case of a Constructive Termination), or (B) Executive is terminated involuntarily for Business Reasons, then in any such event Executive or his beneficiaries shall be entitled to receive the following: (i) salary and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Termination Date only, (ii) the right to exercise, for ninety (90) days following the Termination Date, or through the original expiration date of the stock options, if earlier, all stock options held by Executive, but only to the extent vested as of the Termination Date, (iii) to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive, Executive’s spouse and any dependent children, at Executive’s cost, as applicable under law, provided Executive makes the appropriate election and payments, and (iv) no other compensation, severance, or other benefits.

(g)         Termination Upon Death. If Executive’s employment is terminated because of his death, then Executive’s estate shall be entitled to receive the following:

(i)             salary and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Termination Date;

(ii)            an amount equal to the annual target bonus for the fiscal year in which the Termination Date occurs (plus any unpaid bonus from the prior fiscal year), to be paid within two and a half months of the close of the fiscal year in which the death occurred;

(iii)           except in the case of any such termination following a Change in Control to which Section 6(c) applies, acceleration in full of vesting of all outstanding stock options and other equity arrangements (including but not limited to restricted stock, stock appreciation rights, or other equity incentives) subject to vesting and held by Executive subject to the provision, however, that the acceleration shall not cover more than one (1)year from the Termination Date (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for one year following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier);

(iv)          to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive’s spouse and any dependent children, at their cost, for a period of eighteen (18) months after the Termination Date, or such longer period as may be applicable under law provided such covered beneficiaries make the appropriate elections and payments;

(v)           any benefits payable to Executive or his representatives upon death under insurance or other programs maintained by the Company for the benefit of the Executive; and

(vi)           no further benefits or other compensation, except only that this provision shall not limit any benefits otherwise available to Executive under Section 6(c) in the case of a termination following a Change in Control.

(g)         Exclusivity. The provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, in the event of any termination of Executive’s employment. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in paragraph (b), (c), (d), (e), (f) or (g) of this Section 6, whichever shall be applicable and those benefits required to be provided by law.

(h)         Termination. The word “termination” and any variant thereof with respect to the Executive’s employment shall mean a “separation from service” within the meaning provided by Section 409A. Payments provided for under this Section 6 are contingent upon a termination satisfying this definition.

7.           Set-Off.  If Executive has any outstanding liquidated obligations to the Company at the time this Agreement terminates for any reason (other than a claim for damages unless and until that claim has been confirmed by entry of a final order or judgment of a court of competent jurisdiction), Executive acknowledges that the Company is authorized to deduct any liquidated amounts owed to the Company from his final paycheck and/or from any amounts that would otherwise be due to Executive under this Agreement, to the extent permitted under Code Section 409A.

8.           Books and Records.  Executive agrees that all files, documents, records, customer lists, books and other materials which come into his use or possession during the term of this Agreement which are in any way related to the Company’s business shall at all times remain the property of the Company, and that upon request by the Company or upon the termination of this Agreement for any reason, Executive shall immediately surrender to the Company all such property and copies thereof.

9.           Restrictive Covenants.  Executive acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon his right to work or earn a living after his employment with the Company ends.

(a)          Trade Secrets and Confidential Information.  Executive represents and warrants that:  (i) he is not subject to any agreement that would prevent him from performing his Duties for the Company or otherwise complying with this Agreement, and (ii) he is not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party, that would adversely affect the performance of his Duties for the Company or otherwise adversely affect his compliance with this Agreement.

Executive agrees that he will not:  (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information, except as authorized by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (A) any confidential information or trade secrets of any former employer or third party, or (B) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive’s resignation or termination (A) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in his possession or control, or (B) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s consent.

The obligations under this Section 9(a) shall remain in effect (i) with regard to the Trade Secrets, for as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, for a period of five (5) years from the Termination Date.

After termination of Executive’s employment, nothing in this Agreement will prohibit Executive from using his general skills, knowledge and experience developed in positions with the Company or other employers, provided that Executive does not use Trade Secrets or Confidential Information of the Company or its customers or suppliers or retain any tangible copies of such Trade Secrets or Confidential Information or disclose such Trade Secrets or Confidential Information.

(b)         Non-Solicitation of Customers.  During the Restricted Period, Executive will not solicit any Customer of the Company for the purpose of providing any goods or services competitive with the goods or services offered by the Company.  The restrictions in this Section 9(b) apply only to the Customers with whom Executive had Contact.

(c)          Non-Solicitation of Employees.  During the Restricted Period, Executive will not, directly or indirectly, solicit, recruit or induce any Employee (other than clerical staff such as secretaries or receptionists) to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in a business that offers goods or services directly competitive with those goods or services offered by the Company (a “Competing Business”), provided that general solicitation of employees in printed or other general media that do not target the employees of the Company specifically and general recruiting by a company Executive is later employed by or associated with that does not use any of his knowledge shall not constitute a violation of this provision.

(d)         Noncompete Covenants.  During the Restricted Period, Executive shall not, on his behalf, or on behalf of any Competing Business, perform for the benefit of any Competing Business (i) any of the Duties, or (ii) any activities which are substantially similar to those Duties.  Notwithstanding the foregoing, this Section 9(d) shall not apply in the event of a termination of employment governed by Section 6(b) or 6(c) of this Agreement.  Nothing in this Agreement shall be construed to prohibit Executive from performing activities which he did not perform for Company.

10.         Work Product.  Executive’s Duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business of the Company or to a line of business that the Company may reasonably be interested in pursuing.  All Work Product shall constitute work made for hire.  If (a) any of the Work Product may not be considered work made for hire, or (b) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Executive assigns all preexisting Work Product to the Company and agrees to assign, and automatically assign, all future Work Product to the Company.

The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product.  At the Company’s request, Executive agrees to perform, during or after his employment with the Company, (provided that after his employment the Company shall pay Executive reasonable compensation and expenses for) any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to:  (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

Upon request of the Company, Executive agrees to provide the Company with a written description of any Work Product in which he is involved (individually or jointly with others) and the circumstances surrounding the creation of such Work Product.

11.         Licenses.  To the extent applicable, if at all, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free, perpetual license to:  (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same.  Executive shall notify the Company in writing of any Licensed Materials he delivers to the Company.

12.         Use of Likeness and Release.  Executive consents to the Company’s use of his image, likeness, voice or other characteristics in the Company’s products or services during his employment and thereafter for one (1) year as to works created during his employment, provided that no new works created after the end of his employment shall include his image, likeness, voice or other characteristics in the Company’s products or services.  Executive releases the Company from any claims which he has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.

13.         Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)          “Business Reasons” means (i) gross negligence, willful misconduct or other willful malfeasance by Executive in the performance of his Duties, (ii) Executive’s conviction of a felony, or any other criminal offense involving moral turpitude, (iii) Executive’s material breach of this Agreement, including, without limitation, any repeated breach of Section 14 hereof or of any provision of any confidentiality, non-disclosure or non-competition agreements between the Company and Executive, provided that, in the case of any such breach, the Board provides written notice of breach to the Executive, specifically identifying the manner in which the Board believes that Executive has materially breached this Agreement, and Executive shall have the opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following the delivery of such notice. For purpose of this Section 13(a), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Board must notify Executive of any event constituting Business Reasons within ninety (90) days following the Board’s actual knowledge of its existence (which period shall be extended during the period of any reasonable investigation conducted in good faith by or on behalf of the Board) or such event shall not constitute Business Reasons under this Agreement.

(b)         “Disability” shall have the same meaning as set forth in the long-term disability plan maintained by the Company, or if none, shall mean that Executive has been unable to perform his Duties as an employee as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least sixty (60) days written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his Duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(c)          “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date specified in Section 13(b); (iii) if this Agreement is terminated by the Company, the date which is indicated in a notice of termination is given to Executive by the Company in accordance with Sections 6(a) and 15(a); (iv) if the Agreement is terminated by Executive, the date which is indicated in a notice of termination given to the Company by Executive in accordance with Sections 6(a) and 15(a); or (v) if this Agreement expires by its terms, then the last day of the term of this Agreement.

(d)         “Constructive Termination” shall be deemed to occur if (A) (1) Executive’s position changes as a result of an action by the Company such that (w) Executive shall no longer be President of WMI, (x) Executive shall have duties and responsibilities demonstrably less than those typically associated with a President of a wholly owned subsidiary, or (y) Executive shall no longer report directly to the Company’s Board, or (2) Executive is required to relocate his place of employment, other than a relocation within fifty (50) miles of Executive’s current residence in Georgia or the Company’s current Atlanta, Georgia headquarters, (3) there is a reduction in Executive’s base salary or target bonus other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as a documented economic or strategic measure due to poor financial performance by the Company, (4) there occurs any other material breach of this Agreement by the Company (other than a reduction of Executive’s base salary or target bonus which is not described in the immediately preceding clause), or (5) after a written demand for substantial performance is delivered to the Board by Executive which specifically identifies the manner in which Executive believes that the Company has materially breached this Agreement, and the Company has failed to cure such breach to the reasonable satisfaction of Executive within thirty (30) days following the delivery of such notice, and (B) within the ninety-day (90) period immediately following an action described in clauses (A)(1) through (4), Executive elects to terminate his employment voluntarily.

(e)          A “Change in Control” shall be deemed to have occurred if:

(i)            any “Person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)            the stockholders of the Company approve any transaction or series of transactions under which the Company is merged into or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

(iii)           the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iv)           the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred, provided that such Change in Control meets the definition of a change in control set forth under Code Section 409A; or

(v)           a majority of the Board is replaced in a twelve-month (12) period by directors whose appointment or election was not endorsed by a majority of the Board before their appointment or election.

(f)          "Company" means, as appropriate based on the context, either WES Consulting, Inc., or WES Consulting, Inc. and each of its subsidiaries, affiliates and all related companies, including, but not limited to, WMI.

(g)         "Confidential Information" means information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed.  Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation.  Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, or (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party.

(h)         "Contact" means any interaction between Executive and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and (ii) occurs during the last year of Executive’s employment with the Company (or during his employment if employed less than a year).

(i)           "Customer" means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

(j)           "Employee" means any person who (i) is employed by the Company at the time Executive’s employment with the Company ends, (ii) was employed by the Company during the last year of Executive’s employment with the Company (or during his employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

(k)          "Licensed Materials" means any materials that Executive utilizes for the benefit of the Company, or delivers to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by Executive or of which he is otherwise in lawful possession, and (iii) Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.

(l)           "Restricted Period" means the time period during Executive’s employment with the Company, and for two (2) years after the Termination Date.

(m)         "Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(n)         "Work Product" means (i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including, but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive (subject to Section 12 of this Agreement), and artistic works, and (ii) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Executive while employed by the Company and that either (A) is created within the scope of Executive’s employment, (B) is based on, results from, or is suggested by any work performed within the scope of Executive’s employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (C) has been or will be paid for by the Company, or (D) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

14.         No Conflicts. Executive agrees that during the Employment Term he will not enter into, in his individual capacity, any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company or any of its subsidiaries, without the express written consent of the Company.

15.         Miscellaneous Provisions.

(a)          Notice. All communications contemplated by this Agreement shall be in writing, shall be effective when given, and in any event shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) three (3) business days after deposit in the U.S. mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, if so delivered, freight prepaid. In the case of Executive, notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

(b)         Notice of Termination. Any termination by the Company or Executive shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof. Such notice shall indicate the specific termination provision in this Agreement relied upon.

(c)          Successors.

(i)             Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be entitled to assume the rights and shall be obligated to assume the obligations of the Company under this Agreement and shall agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 15(c)(i) or which becomes bound by the terms of this Agreement by operation of law.

(ii)            Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(iii)           No Other Assignment of Benefits. Except as provided in this Section 15(c), the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (iii) shall be void.

(d)         Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)          Entire Agreement. This Agreement shall supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof.

(f)           Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)          Arbitration and Governing Law. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect (the “AAA Rules”).  Any arbitration will be conducted by a single arbitrator selected according to the AAA Rules. Judgment may be entered on the arbitrator’s award in any court having competent jurisdiction. No party shall be entitled to seek or be awarded punitive damages. Nothing in this Section 15(g) shall be construed to prohibit the Company from seeking injunctive relief from a court of competent jurisdiction pursuant to Section 15(h), below.  All attorneys’ fees and costs shall be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court shall determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to its principles of conflicts of law, as they apply to contracts entered into and wholly to be performed within such State by residents thereof.

(h)         Injunctive Relief.  Executive hereby agrees that if he breaches Sections 8, 9, 10 or 11 of this Agreement:  (i) the Company will suffer irreparable harm; (ii) it would be difficult to determine damages, and monetary damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, Executive will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, or (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information.  Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

(i)           Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(j)           Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other entity of which the Company owns 50% or more of the equity in any capacity, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the full extent permitted by law, pursuant to Executive’s existing indemnification agreement with the Company, if any, in the form made available to all other officers and directors, or, if it provides greater protection to Executive, to the maximum extent allowed under the law of the State of the Company’s incorporation.

(k)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)           Six-Month Waiting Period. Notwithstanding anything to the contrary, to the extent that any payments under this Agreement are subject to a six-month (6) waiting period under Code Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh (7th) month following the Executive’s separation from service.

(m)         Reimbursement of Expenses. Reimbursements under this Agreement shall only be made for expenses incurred during the term of this Agreement. Any reimbursements made under this Agreement shall be made by the end of the fiscal year following the fiscal year in which the expense was incurred, and the amount of the reimbursable expenses or in-kind benefits provided in one fiscal year shall not increase or decrease the amount of reimbursable expenses or in-kind benefits provided in a subsequent fiscal year. In order to receive reimbursements under this Agreement, the Executive shall provide any required supporting documentation by a date reasonably specified by the Company in accordance with the deadlines set forth in this section.

(n)         Section 409A of the Code. It is intended that the payments and benefits provided for by this Agreement comply with the requirements of Section 409A, and this Agreement shall be administered and interpreted in a manner consistent with such intention.

(o)         Survival.  Those Sections of this Agreement which, by their express wording or inherent nature, are applicable to circumstances arising after the Termination Date, shall survive the expiration or earlier termination of this Agreement, including, without limitation, Section 6 (Severance Benefits), Section 7 (Set-Off), Section 8 (Books and Records), Section 9 (Restrictive Covenants), Section 10 (Work Product), Section 11 (Licenses), Section 12 (Use of Likeness and Release), Section 13 (Definitions), and Section 15 (Miscellaneous Provisions).

16.         Affirmation.  Executive acknowledges that he has carefully read this Agreement, he knows and understands its terms and conditions, and he has had the opportunity to ask the Company any questions he may have had prior to signing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

WES Consulting, Inc.

By:	/s/ Louis S. Friedman
Louis S. Friedman
President and Chief Executive Officer

Executive

/s/ Fyodor Petrenko
Fyodor Petrenko

[Signature Page 1 of 1 to Employment Agreement]